Issuer Free Writing Prospectus, dated March 14, 2016

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration No. 333-192219

ANADARKO PETROLEUM CORPORATION

PRICING TERM SHEET

4.85% Senior Notes due 2021

5.55% Senior Notes due 2026

6.60% Senior Notes due 2046

Issuer:	Anadarko Petroleum Corporation

Distribution:	SEC Registered

Security Description:	4.85% Senior Notes due 2021 (the “2021 Notes”) 5.55% Senior Notes due 2026 (the “2026 Notes”) 6.60% Senior Notes due 2046 (the “2046 Notes”)

Aggregate Principal Amount:	$800,000,000 (2021 Notes) $1,100,000,000 (2026 Notes) $1,100,000,000 (2046 Notes)

Net Proceeds (Before Expenses):	$794,992,000 (2021 Notes) $1,089,440,000 (2026 Notes) $1,089,528,000 (2046 Notes)

Maturity Date:	March 15, 2021 (2021 Notes) March 15, 2026 (2026 Notes) March 15, 2046 (2046 Notes)

Interest Rate:	4.85% (2021 Notes) 5.55% (2026 Notes) 6.60% (2046 Notes)

Benchmark Treasury:	UST 1.125% due February 2021 (2021 Notes) UST 1.625% due February 2026 (2026 Notes) UST 3.000% due November 2045 (2046 Notes)

Benchmark Yield:	1.481% (2021 Notes) 1.966% (2026 Notes) 2.731% (2046 Notes)

Spread to Benchmark Treasury:	T+337.5 bps (2021 Notes) T+362.5 bps (2026 Notes) T+387.5 bps (2046 Notes)

Yield to Maturity:	4.856% (2021 Notes) 5.591% (2026 Notes) 6.606% (2046 Notes)

Offering Price:	99.974% of principal amount (2021 Notes) 99.690% of principal amount (2026 Notes) 99.923% of principal amount (2046 Notes)

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2016 (2021 Notes, 2026 Notes and 2046 Notes)

Redemption Provisions:	Redeemable at any time before February 15, 2021 (2021 Notes), December 15, 2025 (2026 Notes) or September 15, 2045 (2046 Notes), at a redemption price equal to the greater of the principal amount of the notes to be redeemed or discounted present value at adjusted Treasury Rate plus 50 basis points (2021 Notes), 50 basis points (2026 Notes) or 50 basis points (2046 Notes), plus accrued interest thereon to the redemption date.

Redeemable at any time on or after February 15, 2021 (2021 Notes), December 15, 2025 (2026 Notes) or September 15, 2045 (2046 Notes), at a redemption price equal to the principal amount of the notes to be redeemed, plus accrued interest to the redemption date.

Trade Date:	March 14, 2016

Settlement Date:	T+3 (March 17, 2016)

CUSIP:	032511 BM8 (2021 Notes) 032511 BN6 (2026 Notes) 032511 BP1 (2046 Notes)

ISIN:	US032511BM81 (2021 Notes) US032511BN64 (2026 Notes) US032511BP13 (2046 Notes)

Joint Bookrunners:

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mizuho Securities USA Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Co-Managers:

Citigroup Global Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

DNB Markets, Inc.

Goldman, Sachs & Co.

SG Americas Securities, LLC

Standard Chartered Bank

SMBC Nikko Securities America, Inc.

Scotia Capital (USA) Inc.

UBS Securities LLC

The Standard Bank of South Africa Limited

BNY Mellon Capital Markets, LLC

Other Relationships:	Affiliates of each of the underwriters are lenders under our five-year revolving credit agreement and 364-day revolving credit agreement. BNY Mellon Capital Markets, LLC is an affiliate of the trustee for the notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847; Merrill Lynch, Pierce, Fenner & Smith, Incorporated at 1-800-294-1322 or Mizuho Securities USA Inc. at 1-866-271-7403.